SUBLEASE AGREEMENT

This SUBLEASE AGREEMENT (this “Sublease”) is made as of the 7th day of November, 2005 (the “Effective Date”) between LIGHTBRIDGE, INC., a Delaware corporation, (“Sublessor”), and ORACLE USA, INC., a Colorado corporation (“Sublessee”).

RECITALS:

WHEREAS, Corporate Drive Corporation, as Trustee of Corporate Drive Nominee Realty Trust, a Massachusetts nominee trust (“Master Lessor”), as landlord, and Sublessor, as tenant, entered into that certain Gross Lease dated December      , 2003 (the “Master Lease”), a copy of which is attached hereto as Exhibit A, covering space on the first, second and third floors (the “Leased Premises”) of the building located at 30 Corporate Drive, Burlington, Massachusetts (the “Building”), as more particularly described in the Master Lease; and

WHEREAS, Sublessor desires to sublease approximately 34,933 rentable square feet on the third floor of the Leased Premises as shown on the plan attached hereto as Exhibit B (the “Subleased Premises”), to Sublessee and Sublessee desires to Sublease the Subleased Premises from Sublessor, upon the terms and conditions set forth in this Sublease.

AGREEMENT:

In consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublessor and Sublessee agree as follows:

1.	Sublease.

1.1	Sublease Term. Sublessor demises and subleases to Sublessee, and Sublessee hires and subleases from Sublessor, the Subleased Premises, together with all appurtenances thereto for a term (the “Sublease Term”) commencing on the later to occur of (a) November 1, 2005, or (b) the date on which the Consent (defined in Section 13.13 below) is received by the parties from Master Lessor or (c) the date that Sublessor delivers the Subleased Premises to Sublessee in the condition required hereunder (the “Sublease Commencement Date”), and ending on September 30, 2008 (the “Termination Date”), unless sooner terminated pursuant to any provision hereof, and subject to the terms of Section 1.2 below.

1.2	Early Occupancy. Notwithstanding the Sublease Commencement Date, Sublessee may have access to the Subleased Premises for the sole purpose of installing Sublessee’s wiring, moving in furniture and constructing Subtenant’s initial alterations (subject to Sections 4.4 and 4.5 of the Master Lease and Section 6.2 of the Sublease), commencing on the later to occur of (a) the date on which the Consent defined in Section 13.13 below is received from the Master Lessor or (b) October 1, 2005, such access to be subject to all of the terms and conditions of this Sublease except the obligation to pay rent.

1.3	Use. The Subleased Premises shall be used and occupied only for general business office use, and any other use permitted under the Master Lease, and for no other use.

1.4	Option to Extend.

(a) Sublessee shall have the option (“Option to Extend), which option and right shall not be severed from this Sublease or separately assigned, mortgaged or transferred, to extend the Sublease Term for one (1) additional consecutive period commencing on October 1, 2008, and ending on November 29, 2011 (hereinafter referred to as the “Extension Period”), provided that (a) Sublessee shall give Sublessor notice of Sublessee’s exercise of such option at least six (6) full calendar months prior to the expiration of the initial Sublease Term and (b) no Event of Default shall exist at the time of giving such notice and at the commencement of the Extension Period. Except for the amount of Base Sublease Rent payable during the Extension Period (which is to be determined as hereinafter provided), all of the terms, covenants, conditions, provisions and agreements in this Sublease shall be applicable to the Extension Period, except that there shall be no further options to extend the Sublease Term nor shall Sublessor be obligated to make or pay for any improvements to the Subleased Premises nor pay any inducement payments of any kind or nature. If Sublessee shall give notice of its exercise of such option to extend in the manner and within the time period provided aforesaid, the Sublease Term shall be extended upon the giving of such notice without the requirement of any further attention on the part of either Sublessor or Sublessee except as may be required in order to determine Base Sublease Rent as hereafter set forth.

(b) If Sublessee shall fail to give timely notice of the exercise of such option as aforesaid, Sublessee shall have no right to extend the Sublease Term, time being of the essence of the foregoing provisions. Any termination of this Sublease shall terminate the rights hereby granted to Sublessee.

(c) The Base Sublease Rent payable for each twelve (12) month period during the Extension Period shall be the Fair Market Rental Value (as said term is hereinafter defined) as of the commencement of the Extension Period but in no event less than the Base Sublease Rent per annum payable for and with respect to the last twelve (12) calendar months of the initial Sublease Term. “Fair Market Rental Value” shall be computed as of the beginning of the Extension Period and shall mean the economic terms at which sublandlords are subleasing to subtenants, and subtenants are subleasing from sublandlords, for a comparable term, non-renewal, non-equity space comparable in size to the Subleased Premises, from a willing sublandlord to a willing subtenant, at arm’s length, which comparable space is located in “Comparable Buildings” in the vicinity (i.e., of a similar age and quality considering any recent renovations or modernization, and floor plate size) or, if such Comparable Buildings, or comparable space within Comparable Buildings, is not available, adjustments shall be made in the determination of Fair Market Rent to reflect the age and quality of the Building and Premises as contrasted to other buildings used for comparison purposes, with similar amenities, taking into consideration size, location, floor level, proposed term of the lease, the ratio of rentable square feet to usable square feet, the type of escalation clause (e.g., whether increases in additional rent are determined on a net or gross basis), extent of services to be provided, the time that the particular rate under consideration became or is to become effective, the fact that this is a sublease, as opposed to a lease, and other relevant factors as well as all subtenant concessions and inducements and all sublandlord requirements and benefits.

(d) Dispute as to Fair Market Value. Within thirty (30) days following Sublessee’s exercise of the Option to Extend, Sublessor shall deliver to Sublessee Sublessor’s good faith estimate of the Fair Market Rental Value for the Subleased Premises during the Extension Period and shall furnish data in support of such designation. If Sublessee disagrees with Sublessor’s designation of the Fair Market Rental Value, Sublessee shall notify Sublessor and the parties will promptly meet and confer in good faith in an effort to reach agreement on the matter. If the parties fail to reach agreement, Sublessee shall have the right, to be exercised by written notice given to Sublessor within thirty (30) days after Sublessor’s notice to Sublessee of Sublessor’s designation of Fair Market Rental Value, to (x) rescind Sublessee’s exercise of the Option to Extend or (y) submit such Fair Market Rental Value to arbitration as follows: Sublessor and Sublessee shall each appoint a Qualified Appraiser (as said term is hereinafter defined) within ten (10) business days after Sublessee’s notice to Sublessor of Sublessee’s election to have Fair Market Rental Value arbitrated and shall designate the Qualified Appraiser so appointed by notice to the other party. The two appraisers so appointed shall meet within ten (10) days after both appraisers are designated in an attempt to agree upon the Fair Market Rental Value for the Extension Period and if, within fifteen (15) days after both appraisers are designated, the two appraisers do not agree upon the Fair Market Rental Value, then each appraiser shall, not later than thirty (30) days after both appraisers have been chosen, deliver a written report to both Sublessor and Sublessee setting forth the Fair Market Rental Value as determined by each such appraiser taking into account the factors set forth in this Section. If the lower of the two determinations of Fair Market Rental Value as determined by such two appraisers is equal to or greater than ninety-five (95%) percent of the higher of the Fair Market Rental value as determined by such two appraisers, the Fair Market Rental Value shall be deemed to be the average of such Fair Market Rental Value as set forth in such two determinations. If the lower determination of Fair Market Rental Value is less than ninety-five (95%) percent of the higher determination of Fair Market Rental Value, the two appraisers shall promptly appoint a third Qualified Appraiser and shall designate such third Qualified Appraiser by notice to Sublessor and Sublessee. The cost and expenses of each appraiser appointed separately by Sublessee and Sublessor shall be borne by the party who appointed the appraiser. The cost and expenses of the third appraiser shall be shared equally by Sublessee and Sublessor. If the two appraisers cannot agree on the identity of the third Qualified Appraiser within ten (10) days after the two (2) appraisers have submitted their determinations, then the third Qualified Appraiser shall be appointed by the American Arbitration Association (“AAA”) sitting in Boston, Massachusetts and acting in accordance with its rules and regulations. The costs and expenses of the AAA proceeding shall be borne equally by Sublessor and Sublessee. The third appraiser shall promptly make its own independent determination of Fair Market Rental Value for the Subleased Premises taking into account the factors set forth in this Section and shall promptly notify Sublessor and Sublessee of his determination. If the determinations of the Fair Market Rental Value of any two of the appraisers shall be identical in amount, said amount shall be deemed to be the Fair Market Rental Value for the Subleased Premises. If the determinations of all three appraisers shall be different in amount, the average of the two nearest in amount shall be deemed the Fair Market Rental Value. The Fair Market Rental Value of the subject space determined in accordance with the provisions of this Section shall be binding and conclusive on Sublessee and Sublessor. As indicated above, in no event shall the Fair Market Rental Value be less than the Base Sublease Rent rate applicable to the twelve (12) calendar month period immediately preceding the commencement of the Extension Period. As used herein, the term “Qualified Appraiser” shall mean any disinterested person (a) who is employed by an appraisal firm of recognized competence in the greater Burlington area, (b) who has not less than ten (10) years experience in appraising and valuing properties of the general location, type and character as the Subleased Premises, and (c) who is either a Senior Real Property Appraiser of the Society of Real Estate Appraisers or a member of the Appraisal Institute (or any successor organization). Any Qualified Appraiser will agree in writing to use the definition of Fair Market Rental Value set forth above, as opposed to any other method of valuation. Notwithstanding the foregoing, if either party shall fail to appoint its appraiser within the period specified above (such party referred to hereinafter as the “Failing Party”), the other party may serve notice on the Failing Party requiring the Failing Party to appoint its appraiser within ten (10) days of the giving of such notice and if the Failing Party shall not respond by appointment of its appraiser within said ten (10) day period, then the appraiser appointed by the other party shall be the sole appraiser whose determination of Fair Market Rental Value shall be binding and conclusive upon Sublessee and Sublessor. If, for any reason, Fair Market Rental Value shall not have been determined by the commencement of the Extension Period and until such Fair Market Rental Value is determined, Sublessee shall pay Base Sublease Rent during the Extension Period in an amount (the “Interim Rent”) equal to the Base Sublease Rent payable during the final year of the initial Sublease Term and upon receipt of a final determination of Fair Market Rental Value as hereinabove set forth, any underpayment of Interim Rent shall be paid promptly to Sublessor entitled to receive the same.

(e) During the Extension Period, Sublessee shall continue to pay Additional Sublease Rent to Sublessor as provided in Section 2.2 of the Sublease.

2.	Rent.

2.1	Base Sublease Rent.

2.1.1	During the initial Sublease Term, Sublessee shall pay to Sublessor an annual rental payable monthly, in advance, in equal installments (“Base Sublease Rent”) for the Subleased Premises as follows:

	Monthly	Annually	Per RSF

Sublease Commencement Date - September 30, 2006	$43,666.25	$523,995.00	$15.00

October 1, 2006 - September 30, 2007	$46,577.33	$558,928.00	$16.00

October 1, 2007 - September 30, 2008	$49,488.42	$593,861.00	$17.00

2.1.2	All monthly installments of Base Sublease Rent will be due and payable on or before the first day of each calendar month during the Sublease Term to the address set forth in Section 13.9 below; provided, however, that, if the Sublease Term commences or ends on other than the first and last day, respectively, of a calendar month, the Base Sublease Rent for the fractional calendar month will be prorated on a per diem basis and, with respect to the commencement of the Sublease Term, shall be payable on the Sublease Commencement Date.

2.2	Additional Sublease Rent.

2.2.1	Sublessee shall pay as additional rent hereunder Sublessee’s Pro Rata Share (defined below) of the estimated increases in Property Taxes and Operating Costs (as defined in the Master Lease) over a Tax Base of fiscal tax year 2006 and an Operating Cost Base of calendar year 2006 (each, individually, the “Base Year”) within thirty (30) days after Sublessor has invoiced Sublessee therefore. “Sublessee’s Pro Rata Share” shall mean forty-three and four tenths (43.4%) percent (which is the percentage obtained by dividing the rentable area of the Subleased Premises (34,933 square feet) by the rentable area of the Leased Premises (80,487 square feet)). All sums due under this Sublease other than Base Sublease Rent are deemed to be “Additional Sublease Rent.” Base Sublease Rent and Additional Sublease Rent shall collectively constitute the “Sublease Rent.”

2.2.2	The parties acknowledge that the Master Lease requires Sublessor to pay certain estimated costs. From and after the expiration of the Base Year, Sublessee shall pay to Sublessor on a monthly basis, together with its payment of Base Sublease Rent, Sublessee’s Pro Rata Share of the increases in the estimated Property Taxes and Operating Costs. The determination and adjustment of Additional Sublease Rent shall be made in accordance with the following procedures:

(1) Upon receipt of a statement from Master Lessor specifying the estimated Operating Costs and Property Taxes to be charged to Sublessor under the Master Lease with respect to each calendar year or tax year, or as soon after receipt of such statement as practicable, Sublessor shall give Sublessee written notice of its estimate of Additional Sublease Rent payable for the ensuing calendar year or tax year, which estimate shall be prepared based on the estimate received from Master Lessor together with a copy of the statement received from Master Lessor. On or before the first day of each month during each calendar year or tax year, Sublessee shall pay to Sublessor as Additional Sublease Rent one-twelfth (1/12th) of such estimated amount together with the Base Sublease Rent.

(2) With respect to Operating Costs, in the event Sublessor’s notice is not given in December of the calendar year preceding the calendar year for which Sublessor’s notice is applicable, as the case may be, then until the calendar month after such notice is delivered by Sublessor, Sublessee shall continue to pay to Sublessor monthly, during the ensuing calendar year, estimated payments for Operating Costs equal to the amounts payable hereunder during the calendar year just ended. Upon receipt of any such post-December notice Sublessee shall (i) commence as of the immediately following calendar month, and continue for the remainder of the calendar year, to pay to Sublessor monthly such new estimated payments for Operating Costs and (ii) if the monthly installment of the new estimate of such Operating Costs is greater than the monthly installment of the estimate for the previous calendar year, pay to Sublessor within thirty (30) days of the receipt of such notice an amount equal to the difference of such monthly installment multiplied by the number of full and partial calendar months of such year preceding the delivery of such notice. With respect to Property Taxes, in the event Sublessor’s notice is not given in June of the tax year preceding the tax year for which Sublessor’s notice is applicable, as the case may be, then until the calendar month after such notice is delivered by Sublessor, Sublessee shall continue to pay to Sublessor monthly, during the ensuing tax year, estimated payments of Property Taxes equal to the amounts payable hereunder during the tax year just ended. Upon receipt of any such post-June notice Sublessee shall (i) commence as of the immediately following calendar month, and continue for the remainder of the tax year, to pay to Sublessor monthly such new estimated payments for Property Taxes and (ii) if the monthly installment of the new estimate of such Property Tax is greater than the monthly installment of the estimate for the previous tax year, pay to Sublessor within thirty (30) days of the receipt of such notice an amount equal to the difference of such monthly installment multiplied by the number of full and partial calendar months of such year preceding the delivery of such notice.

(3) If Sublessee elects, and Sublessor has not already commenced its own examination, Sublessor will examine the books and records of Master Lessor relevant to Operating Costs pursuant to the provisions of Section 3.4.4 of the Master Lease, provided that (A) such examination shall be conducted by a party meeting the qualifications for the review of the books and records of Master Lessor as described in the Master Lease, which party shall be designated and compensated by Sublessee, but who shall be acting as Sublessor’s representative for the purposes of examining any such books and records, (B) such party shall render a written report of such examination and such party’s findings and recommendations with respect thereto, a true copy of which shall be delivered to Sublessor and (C) any reasonable expense incurred by Sublessor in connection with such audit shall be reimbursed by Sublessee within thirty (30) days following demand therefor, accompanied by reasonable back-up documentation. Any recovery from any such examination of the books and records shall be applied first to Sublessee, in the amount of the costs and expenses of such examination (to the extent such costs and expenses were paid for by [or reimbursed to Sublessor by] Sublessee) and, second, shall be allocated among Sublessor and Sublessee in accordance with the proportionate area of the Leased Premises that each occupies.

2.2.3	Upon Sublessor’s receipt of an annual reconciliation from Master Lessor, if any, a reconciliation shall be made against the actual Property Taxes and Operating Costs incurred by Sublessor under the Master Lease for the Subleased Premises. If Sublessee’s payments of Sublessee’s Pro Rata Share of the estimated Property Taxes and Operating Costs exceeded Sublessee’s Pro Rata Share of the actual Property Taxes and Operating Costs, Sublessee shall be credited the amount of such overpayment against Sublessee’s Pro Rata Share of Property Taxes and Operating Costs next becoming due (or, if the Sublease Term has expired or if such credit will not be fully accomplished prior to expiration, the remainder will be paid to Sublessee). If Sublessee’s payments of Sublessee’s Pro Rata Share of the estimated Property Taxes and Operating Costs is less than Sublessee’s Pro Rata Share of the actual Property Taxes and Operating Costs, Sublessee shall pay to Sublessor the amount of the deficiency within thirty (30) days after delivery of an invoice by Sublessor to Sublessee.

2.2.4	Sublessee shall, with each monthly installment of Base Sublease Rent, pay to Sublessor the monthly electric charges billed to Sublessor for the Subleased Premises by Master Lessor as set forth in Section 3.5.1 of the Master Lease. Sublessee shall also pay Master Lessor directly for any after-hours heating, ventilation and air-conditioning and all other extra costs for services that Sublessee requests from Master Lessor; provided, however, that if Master Lessor requires Sublessor to pay for such services for the benefit of Sublessee, then Sublessee shall reimburse Sublessor for such costs within thirty (30) days after Sublessee’s receipt of an invoice therefore from Sublessor, accompanied by reasonably detailed back-up documentation.

2.3	No Setoff. Sublease Rent shall be payable without any setoff or deduction, and without notice (other than notice for the payment of non-recurring items of Sublease Rent) or demand, except as specifically set forth herein.

2.4	Late Charges and Interest. Sublessee acknowledges that late payment by Sublessee of Sublease Rent will cause Sublessor to incur costs not contemplated by this Sublease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and any late charges that Master Lessor may impose on Sublessor. If Sublessor does not receive any Sublease Rent within five (5) days following the date the same was due, then, without any requirement for notice to Sublessee (except as set forth below), Sublessee shall pay to Sublessor a late fee of five percent (5%) of the amount past due; provided, that Sublessee will be entitled to a grace period of five (5) days following notice from Sublessor prior to the imposition of such late fee with respect to the first (1st) two (2) late payments in any calendar year. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Sublessor will incur by reason of such late payment. In addition, any Sublease Rent due hereunder shall, if not paid when due, bear interest after the due date thereof at the interest rate set forth in Section 3.8 of the Master Lease. Acceptance of such late charge and interest by Sublessor shall in no event constitute a waiver of Sublessee’s default or breach with respect to such overdue Sublease Rent nor prevent the exercise of any of the other rights and remedies of Sublessor hereunder or under the Master Lease.

3.	Taxes. In addition to payment of Sublessee’s Pro Rata Share of Property Taxes , Sublessee assumes all responsibility for taxes assessed against personal property located in the Subleased Premises, including the Furniture (defined in Section 14.1 below).

4.	Insurance.

4.1	Additional Insureds; Evidence of Insurance. Sublessee shall carry all of the insurance policies required to be carried by Sublessor under the Master Lease and shall name Master Lessor and Sublessor (and such other parties as Master Lessor shall, from time to time, require pursuant to the terms of the Master Lease) as additional insureds on all such policies (other than Workers’ Compensation). Prior to the Sublease Commencement Date, and at least five (5) days prior to each policy’s expiration date, Sublessee shall deliver to Sublessor evidence reasonably satisfactory to Sublessor (Sublessor agrees to accept a certificate of insurance) of maintenance of insurance coverage with respect to the Subleased Premises as required under the Master Lease.

4.2	Waiver of Subrogation. Any insurance carried by either party with respect to the Subleased Premises and property therein or occurrences thereon shall include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to the occurrence of injury or loss. Each party, notwithstanding any provisions of this Sublease to the contrary, hereby waives any rights of recovery against the other for injury or loss to property due to hazards covered by insurance or required to be covered by insurance hereunder or under the Master Lease.

5.	Incorporation of the Master Lease.

5.1	Compliance with Master Lease. Except as expressly otherwise provided in this Sublease, Sublessee shall timely and fully comply with all of the provisions of the Master Lease that are to be observed or performed during the Sublease Term by Sublessor as tenant under the Master Lease with respect to the Subleased Premises. Notwithstanding any other provision of this Sublease, Sublessee shall not, by any act or omission, cause Sublessor to be in violation of or in default under the Master Lease, or do or permit, any act that is in violation of the Master Lease.

5.2	Incorporation of Master Lease. Insofar as the provisions of the Master Lease pertaining to the Subleased Premises do not conflict with specific provisions of this Sublease, such provisions (except the Excluded Provisions defined in Section 6 below) are incorporated by this reference into this Sublease as fully as if completely restated herein. Subject to the preceding sentence, Sublessee shall be bound by all the provisions of the Master Lease pertaining to the Subleased Premises and shall perform all of the obligations and responsibilities that Sublessor is obligated to perform pursuant to the Master Lease pertaining to the Subleased Premises. Therefore, for the purposes of this Sublease, wherever in the Master Lease the word “Landlord” or “Lessor” is used, it shall mean Sublessor, and wherever in the Master Lease the word “Tenant” or “Lessee” is used, it shall mean Sublessee, and wherever in the Master Lease the words “Premises” or similar words are used, they shall mean the Subleased Premises. All terms used herein with initial capital letters that are not specifically defined herein shall have the same meanings attributed to those terms in the Master Lease, provided that the same are not in conflict with the terms and provisions of this Sublease.

5.3	Subleased Premises Only. The parties acknowledge and agree that Sublessee’s rights and obligations hereunder relate to only those portions of the Leased Premises covered by the Master Lease that are a part of, or are related or appurtenant to, the Subleased Premises.

5.4	Subject to Master Lease. This Sublease is expressly subject to and inferior to the Master Lease, and no provision of this Sublease shall be construed in a manner that would constitute a breach of the Master Lease.

5.5	Approval of Master Lease; Amendments to Master Lease. Sublessee represents that it has read, is familiar with, and agrees to all of the provisions of the Master Lease to the extent that such provisions relate to the Subleased Premises. Notwithstanding any provision to the contrary herein, Sublessor shall not amend or modify the terms of the Master Lease as it affects the Subleased Premises in any manner that would adversely affect Sublessee’s rights under this Sublease.

5.6	Services. Notwithstanding anything in this Sublease to the contrary, Sublessee acknowledges and agrees that Sublessor shall not be obligated to furnish to Sublessee any services of any nature whatsoever (including, without limitation, the furnishing of heat, electrical energy, air conditioning, elevator service, cleaning, window washing, and rubbish removal services). Insofar as Master Lessor is obligated to furnish any services to the Subleased Premises, to repair or rebuild the same, to perform any other act whatsoever with respect to the Subleased Premises, or to perform any obligation or satisfy any condition under the Master Lease, Sublessee expressly acknowledges that Sublessor does not undertake the performance or observance of such obligations, but is only obligated, upon receipt of written notice from Sublessee, to use commercially reasonable efforts to obtain Master Lessor’s performance for Sublessee’s benefit and without obligating itself to institute legal action (except as set forth below) or incur any expense. If Sublessor fails, after using reasonable efforts, to cause Master Lessor to observe and/or perform any of its obligations under the Master Lease with respect to the Subleased Premises, Sublessee shall have the right, upon notice to Sublessor, and at Sublessee’s sole cost and expense, to bring an action in Sublessor’s name to accomplish such purpose and Sublessor agrees to cooperate with Sublessee in any such action; provided, however, that Sublessee shall reimburse Sublessor for its reasonable expenses, including reasonable attorneys’ fees, incurred in connection with such cooperation with Sublessee. Any monetary recovery in such action shall inure to the benefit of Sublessee.

5.7	Consent of Master Lessor. Wherever Sublessor’s consent is required under this Sublease, the consent of Master Lessor shall also be required (to the extent set forth in the Master Lease). Whenever Master Lessor’s consent is required under the Master Lease, the consent of Sublessor shall also be required, but will not be unreasonably withheld, conditioned or delayed.

5.8	Master Lessor’s Representations and Warranties. Sublessor shall have no liability or obligation to Sublessee based upon any representation or warranty made by Master Lessor to Sublessor under the Master Lease or based upon any act or omission of Master Lessor or its agents, employees, or contractors.

5.9	Sublessor’s Representation. Sublessor represents to Sublessee that, to the best of Sublessor’s actual knowledge, the Master Lease is in full force and effect and that no notices of default have been sent or received by Sublessor with respect to the Master Lease, nor to the actual knowledge of Sublessor has any event or condition occurred which, with the passing of time or the giving of notice, would result in an event of default by Sublessor under the Master Lease. If Sublessor receives any notice or demand from Landlord under the Master Lease with respect to the Subleased Premises, Sublessor shall promptly deliver a true and correct copy of same to Sublessee.

5.10	Sublessor Covenants Subject to Section 12 of this Sublease, Sublessor agrees to maintain the Master Lease, as it pertains to the Subleased Premises, during the entire term of this Sublease free from an Event of Default, and, as provided in Section 5.6 of this Sublease, to use its reasonable efforts to cause Master Lessor to comply with or perform its obligations under the Master Lease. Sublessor shall indemnify, defend and hold Sublessee free and harmless of and from all claims, demands, actions, proceedings, suits, liabilities, losses, judgments, expenses (including reasonable attorneys’ fees) and damages of any kind or nature whatsoever, excluding however consequential damages, arising out of (i) Sublessor’s failure to maintain the Master Lease free from an Event of Default by Sublessor under the Master Lease; (ii) any Event of Default by Sublessor under this Sublease; (iii) Sublessor’s failure to perform its obligations under Section 5.6 of this Sublease and (iv) except as provided in Section 12 of this Sublease, any termination of the Master Lease prior to November 11, 2011 as a result of an agreement between Master Lessor and Sublessor, without Sublessee’s consent. Notwithstanding the foregoing, Sublessor shall have no obligation to indemnify Sublessee pursuant to subsection (i) above if Sublessor’s Event of Default under the Master Lease is caused by an Event of Default by Sublessee under this Sublease.

6.	Inapplicability of Certain Provisions of Master Lease.

6.1	The following sections or provisions of the Master Lease (the “Excluded Provisions”) are not incorporated into this Sublease and do not form a part of this Sublease except to the extent that they contain defined terms which are used herein:

(i)	any provisions that are superseded by, or are in direct conflict with, the provisions hereof;

(ii)	any provisions relating to Master Lessor’s or Sublessor’s obligations regarding the initial construction of the Leased Premises by Master Lessor or the payment of an improvement allowance;

(iii)	Definitions: Broker; Construction Period Commencement Date; Fair Market Rent; Lease Security Deposit; Lease Term; Plans and Specifications; Prepaid Rent; Tenant Improvement Allowance;

(iv)	Section 2.1.2, Expansion Space — Right of First Opportunity;

(v)	Section 2.2.2, Option to Extend;

(vi) (vii) (viii) (ix)	Section 2.2.3, Determination of Fair Market Rent for Extension Option;
Section 2.3, Plans and Specifications;
Section 2.4, Commencement Date;
Section 2.5, Tenant’s Contribution to Tenant Improvement Costs;

(x)	Section 3.1, Payment of Rental;

(xi) (xii) (xiii) (xiv) (xv)	Section 3.2, Base Rent; Section 3.3, Lease Security Provision; Section 3.7, Late Charge; Sections 4.1.4, 4.1.5 and 4.1.6; Section 4.4, Tenant Alterations (final sentence only);

(xvi)	Section 4.7, Removal of Property (provisions allowing “Landlord” to require removal of Alterations installed by, or on behalf of, Sublessor only but such provision shall apply to Alterations installed by, or on behalf of, Sublessee);

(xvii) (xviii) (xix)	Section, 4.14 Landlord’s Insurance; (intentionally deleted); Section 4.17;

(xx)	Section 4.19, provided, however, that if Master Lessor makes a request of Sublessor pursuant Section 4.19 of the Master Lease which request, in turn, reasonably requires a modification of this Sublease, Sublessee agrees that it shall agree to such modification provided that such modification does not increase the obligations of Sublessee under this Sublease or materially adversely affect sublessee’s rights under this Sublease;

(xxi) (xxii) (xxiii) (xxiv) (xxv) (xxvi) (xxvii)	Section 4.21.3 (clause (a) only);
(intentionally deleted);
Section, 4.23 Signs;
Section 4.29, Rooftop Equipment;
Section 4.30, Generator;
Section 5.1.1(b) (from “provided, however” to end);
EXHIBIT B, Drawings Showing the Location of the Premises;

(xxviii)	EXHIBIT C, Listing of Plans and Specifications for Tenant; Improvements;

(xxix) (xxx) (xxxi) (xxii) 6.2	EXHIBIT F, Letter of Credit Criteria;
EXHIBIT G, Exterior Signage;
EXHIBIT H, Form of Requisition for Tenant Improvement Allowance; and
EXHIBIT J, Tenant’s Generator Allowance
Section 4.4, Tenant Alterations is hereby amended by:

(a) deleting “Fifty Thousand Dollars ($50,000.00)” in the second sentence and replacing it with “Twenty-One Thousand Seven Hundred Dollars ($21,700.00)”; and

(b) providing, for the purposes of this Sublease that, Sublessor shall have no right to charge Sublessee any construction management fee, construction supervision fee, or like or similar fee in connection with Sublessee’s Alterations except to the extent that Sublessor is charged such fee by the Master Lessor on account of Alterations made by Sublessee.

6.3	Section 4.8, Access, is hereby amended by providing that Sublessor cannot enter the Subleased Premises for the purposes of “improving the Subleased Premises or the Building” unless such improvement is requested by Sublessee or is required by the Master Lessor under the Master Lease.

6.4	Section 4.12, Indemnification, is amended for the purposes of incorporation herein by adding the following:

“Sublessor shall indemnify, defend and hold harmless Sublessee from and against all loss, cost, damage or liability, including, without limitation, reasonable attorneys’ fees and disbursements, which Sublessee may incur or pay out by reason of (i) the gross negligence or willful misconduct of Sublessor, Sublessor’s employees, representatives, invitees or contractors or (ii) any breach of default by Sublessor of its obligations under this Sublease.”

7.	AS-IS. Sublessee acknowledges and agrees that it has had the opportunity to inspect and familiarize itself with the Subleased Premises and has done so. Sublessee’s taking possession of the Subleased Premises shall be conclusive evidence by Sublessee that the Subleased Premises were in good order and satisfactory condition when Sublessee took possession. Sublessee hereby accepts the Subleased Premises in its current “AS IS, WHERE IS” condition, without any obligation on the part of Sublessor to prepare or construct the Subleased Premises for Sublessee’s occupancy; provided, however, that Sublessor agrees to deliver the Subleased Premises in a broom clean condition except for the Furniture as hereinafter defined. Sublessee acknowledges that neither Sublessor nor Sublessor’s agents have made any representation or warranty as to the condition of the Subleased Premises or the suitability of the Subleased Premises for the conduct of Sublessee’s business.

8.	Leasehold Improvements. Sublessee shall not have the right to make any improvements or alterations to the Subleased Premises without first obtaining the written consent of Sublessor (not to be unreasonably withheld) and Master Lessor. If such consent is granted by both Sublessor and Master Lessor, Sublessee shall perform all improvements and alterations in accordance with the terms of such consent, the Master Lease and in compliance with all Laws.

9.	Default.

9.1	Default and Enforcement. The rights of Sublessor and Sublessee to enforce the provisions of this Sublease, default under this Sublease, and termination of this Sublease shall be governed by the applicable default and remedy provisions of the Master Lease as if Sublessor and Sublessee were landlord and tenant thereunder, respectively, except as specified in Sections 9.2 and 9.3.

9.2	Cure Periods. The parties acknowledge that a failure to perform by Sublessee under this Sublease may place Sublessor in default of its obligations under the Master Lease. Therefore, the parties agree that the period afforded Sublessee to cure a non-monetary default under this Sublease shall be three (3) Business days less than that provided to Sublessor under the Master Lease, if any.

9.3	Notices. To the extent that the Master Lease requires notice to be given by Master Lessor to Sublessor, Sublessor shall transmit such notice to Sublessee within a reasonable time after notice is received by Sublessor. Whenever Sublessor has an obligation to perform any act or to give any notice to Master Lessor under the Master Lease and such obligation is assumed by Sublessee in this Sublease, then Sublessee shall perform such act or give such notice at least three (3) days before the due date specified in the Master Lease.

10.	Assignment and Subletting. Sublessor shall have all of the rights and obligations of Master Lessor, and Sublessee shall have all of the rights and obligations of Tenant, as provided in Section 4.16 of the Master Lease, with respect to any proposed subletting or assignment of Sublessee’s interest in this Sublease.

11.	Signage. Sublessee shall have no right to erect a sign on the exterior of the Building. Sublessor shall request Master Lessor to place Sublessee’s name on the main directory sign for the Building and to place an entryway sign bearing Sublessee’s name next to Sublessee’s entryway into the Subleased Premises pursuant to Section 4.23.2 of the Master Lease; provided, however, that the preparation and placement of such signs shall be performed by Master Lessor at Sublessee’s sole cost and expense.

12.	Termination of Master Lease. If the Master Lease terminates, then this Sublease shall terminate and the parties shall be relieved of any further liability or obligation under this Sublease; provided however, that if the Master Lease terminates as a result of a default or breach by Sublessor or Sublessee under this Sublease or the Master Lease, then the defaulting party shall be liable to the non-defaulting party for the damage suffered as a result of such termination. Notwithstanding the foregoing, if the Master Lease gives Sublessor any right to terminate the Master Lease in the event of the partial or total damage, destruction, or condemnation of the Subleased Premises, the Leased Premises, or the building or project of which the Leased Premises are a part, then the exercise of such right by Sublessor shall not constitute a default or breach hereunder. Subject to the immediately preceding sentence, Sublessor shall not agree to a termination of the Master Lease without Sublessee’s consent.

13.	Holdover. If Sublessee remains in possession of the Subleased Premises after the Termination Date (the “Holdover Period”) then notwithstanding anything to the contrary in this Sublease, and despite the Sublease Rent payable hereunder, Sublessee shall be fully liable for the Base Rent and additional rent payable by Sublessor to Master Lessor under Section 3.6 of the Master Lease throughout the entire Holdover Period, and all other amounts in connection with such holdover that may be payable by Sublessor to Master Lessor under the Master Lease with respect to the Subleased Premises; provided, however, that if Sublessee’s remaining in possession of the Subleased Premises causes Sublessor to be liable to the Master Lessor under Section 3.6 of the Master Lease, Sublessor shall pay to Sublessee promptly as they become due all amounts which Sublessor is required to pay Master Lessor under Section 3.6 of the Master Lease.

14.	Miscellaneous.

14.1	Waiver. Waiver of one breach of a term, condition, or covenant of this Sublease by either party hereto shall be limited to the particular instance and shall not be deemed to waive future breaches of the same or other terms, conditions, or covenants.

14.2	Joint and Several. If Sublessee consists of more than one person or entity, the obligations of such parties under this Sublease shall be joint and several.

14.3	Entire Agreement; Amendments. This Sublease, including the exhibits and addenda, if any, embodies the entire agreement between the parties with relation to the transaction contemplated hereby, and this Sublease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements, letters of intent, and understandings, if any, between Sublessor and Sublessee, or displayed by Sublessor’s brokers or agents or Sublessor with respect to the subject matter of this Sublease or the Subleased Premises. There are no representations between Sublessor and Sublessee other than those contained in this Sublease. Any amendment or modification of this Sublease must be in writing and signed by Sublessor and Sublessee, and Master Lessor, if required under the Master Lease.

14.4	Survival of Indemnities and Covenants. Any and all indemnities herein and any and all covenants herein not fully performed on the date of the expiration or termination of this Sublease shall survive such expiration or termination. Without limiting the generality of the foregoing, Sublessee’s obligation to pay Additional Sublease Rent, taxes and liabilities shall survive the termination of this Sublease, and be payable as to costs incurred during the Sublease Term, even if invoices are received after the Termination Date.

14.5	Brokers. Sublessor and Sublessee agree that the CRESA Partners and Meredith & Grew (collectively, “Broker”) are the only brokers involved in the procurement, negotiation, and execution of this Sublease. A Broker’s commission shall be paid by Sublessor pursuant to a separate commission agreement. Sublessor and Sublessee hereby agree to defend, indemnify and hold each other harmless against any loss, claim, expense, or liability with respect to any commissions or brokerage fees claimed in connection with this Sublease by, through, or under the indemnifying party.

14.6	Independent Obligations. The obligation of Sublessee to pay Sublease Rent hereunder and the obligation of Sublessee to perform Sublessee’s other covenants and duties hereunder constitute independent unconditional obligations to be performed at all times provided for hereunder. Except as expressly provided in this Sublease or as set forth in the Master Lease, Sublessee waives and relinquishes all rights that Sublessee might have to claim any nature of lien against or withhold, abate or deduct from, or offset against Sublease Rent.

14.7	Litigation Costs. If any legal action is filed to enforce this Sublease, or any part thereof, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs of the action.

14.8	Confidentiality. Sublessee shall not record this Sublease or a memorandum or short form thereof.

14.9	Notices. All notices given pursuant to this Sublease shall be given in accordance with the terms of the Master Lease to the following addresses:

To Sublessor:	Lightbridge, Inc.
30 Corporate Drive
Burlington, Massachusetts 01803
Attention: Eugene J. DiDonato, Esq.
With a copy to:	Jacob N. Polatin, Esq.
Foley Hoag LLP
155 Seaport Boulevard
Boston, Massachusetts 02210
To Sublessee:	Oracle USA, Inc.

c/o Oracle Corporation
1001 Sunset Boulevard
Rocklin, California 95765
Attn: Lease Administration

With a copy to:

Oracle USA, Inc.
c/o Oracle Corporation
500 Oracle Parkway
Box 5OP7
Redwood Shores, California 94065
Attn: Legal Department

14.10	Successors and Assigns. This Sublease shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns.

14.11	Multiple Counterparts. This Sublease may be executed in multiple counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

14.12	Surrender of Subleased Premises. Upon the Termination Date, Sublessee shall surrender the Subleased Premises to Sublessor in (a) broom clean condition and in at least as good condition as it was received on the Sublease Commencement Date, ordinary wear and tear excepted, and (b) the condition required in the Master Lease (provided, that Sublessee will not be required to remove or restore any improvements or Alterations constructed by or on behalf of Sublessor, or any improvements or Alterations constructed by Sublessee; provided that at the time such improvements or Alterations were constructed by Sublessee, Sublessor agreed in writing that Sublessee need not remove such improvements or Alterations). Sublessee shall surrender all of the Furniture to Sublessor on the Termination Date in the condition it was received by Sublessee on the Sublease Commencement Date, ordinary wear and tear excepted.

14.13	Conditions. This Sublease shall not be effective unless and until it has been signed by Sublessee and Sublessor, and Master Lessor’s form of consent to this Sublease (the “Consent”) has been executed by Master Lessor. Following execution by Master Lessor, the Consent shall be attached hereto. If Master Lessor does not consent to this Sublease, this Sublease will not become effective, and neither party shall have any obligation or liability to the other (provided, however, that if Sublessee prepaid any Sublease Rent, such shall be returned by Sublessor to Sublessee).

14.14	Parking. Sublessee shall have the right to use one hundred eight (108) parking spaces at no additional charge to Sublessee. Sublessee shall comply with all terms and conditions set forth in the Master Lease regarding such parking, and any other rules and regulations imposed by Master Lessor regarding the same.

13.15	Access. During the Sublease Term, Sublessee shall provide Sublessor with, and Sublessor reserves the right to, access to the room located in the Subleased Premises containing certain telecommunications and other equipment and wiring to repair, replace, install or inspect such equipment and wiring. Except in the case of emergency, Sublessor will give Sublessee at least one (1) day’s prior written notice of any proposed entry into such room, and will specify in such notice the purpose of Sublessor’s access and the names of the personnel who will be entering the Subleased Premises on behalf of Sublessor.

15.	Furniture and Equipment.

15.1	Right to Use Furniture and Certain Equipment in Subleased Premises. Commencing on the Sublease Commencement Date, at no additional charge to Sublessee except as set forth below, the furniture located in the Subleased Premises, and certain equipment as more specifically described in Exhibit “C” attached hereto (collectively, the “Furniture”), shall be available for use by Sublessee throughout the Sublease Term at Sublessee’s sole risk. The Furniture shall be delivered to Sublessee in its “AS-IS” condition and without warranty of any kind. At the end of the Term of this Sublease, Sublessee shall return the Furniture to Sublessor in the same condition as it now is, reasonable use and wear excepted. Sublessee shall reimburse Sublessor for the maintenance costs incurred by Sublessor during the Sublease Term associated with the equipment made available to Sublessee.

EXECUTED as of the Effective Date.

SUBLESSOR:

LIGHTBRIDGE, INC.,
a Delaware corporation
By: /s/ Timothy C. O’Brien

Name: Timothy C. O’Brien
Title: Chief Financial Officer

SUBLESSEE:

ORACLE USA, INC.,
a Colorado corporation
By: /s/ Randall W. Smith

Name: Randall W. Smith
Title: VP, Real Estate and Facilities

Exhibit A: Exhibit B: Exhibit C:	Master Lease Subleased Premises Furniture in Subleased Premises

EXHIBIT A

MASTER LEASE

[See attached.]
EXHIBIT B

SUBLEASED PREMISES

[See attached.]
EXHIBIT C

FURNITURE IN SUBLEASED PREMISES

[See attached.]